To: BANCO BILBAO VIZCAYA ARGENTARIA, S.A., BANCO SANTANDER, S.A., CAIXABANK, S.A., EBN BANCO DE NEGOCIOS, S.A., INSTITUTO DE CRÉDITO OFICIAL, E.P.E., INSTITUT CATALÀ DE FINANCES, MORA BANC GRUP, S.A., COMPAÑÍA ESPAÑOLA DE FINANCIACIÓN DEL DESARROLLO COFIDES, S.A., S.M.E. acting in its own name and on behalf of the FONDO PARA INVERSIONES EN EL EXTERIOR, F.C.P.J. (FIEX) as Lenders participating in the Standstill Agreement (as defined below)

18 December 2025

LETTER REQUESTING AMENDMENT

Dear Sirs:

We refer to:

(i)
the standstill agreement between Wall Box Chargers, S.L.U., Wallbox USA Inc., AR Electronic Solutions, S.L.U., Wallbox, N.V., Wallbox France SAS, Wallbox UK Limited, Wallbox Netherlands B.V., Wallbox Italy SRL, WBC Wallbox Chargers Deutschland GmbH, Wallbox ApS, Wallbox OY and the Participating Lenders, originally entered into on 9 October 2025 (as amended and/or restated from time to time, the “Standstill Agreement”); and
(ii)
the recapitalisation and comprehensive restructuring of the Group’s financial debt (the “Restructuring”), which is currently under negotiation.

1 BACKGROUND

In order to facilitate negotiations in good faith and the finalisation of the definitive documentation necessary to implement the Restructuring, an extension of the Standstill Period is requested on the terms described in this letter.

Unless otherwise stated, the terms defined in the Standstill Agreement have the same meaning in this letter.

In this letter, “Effective Date” refers to the date on which all Participating Lenders have countersigned this letter.

2 REQUEST FOR AMENDMENT AND ACKNOWLEDGEMENT OF TERMS

2.1 We request that, as Participating Lenders, you consent to the following: with effect from the Effective Date, paragraph (c) of the definition of “Termination Date” contained in Clause 1.1 of the Standstill Agreement shall be amended and replaced in its entirety by the following text:

"(c) 23:59 (CET) on 31 January 2026 (or such later date as may be agreed by all the Participating Lenders); or"

"(c) 23:59 (CET) on 31 January 2026 (or such later date as may be agreed by all the Participating Lenders); or"

2.2 We further expressly acknowledge and accept the amendment of the following terms of the Standstill Agreement:

2.2.1 The inclusion of a new paragraph (c) in the definition of “Insolvency Event” contained in Clause 1.1 of the Standstill Agreement, worded as follows:

"(c) any action, writing or decision by any Obligor, Group company or third party (including courts and tribunals) relating to:

(i)
the filing of an application for the approval of a restructuring plan;
(ii)
the court approval of a restructuring plan;
(iii)
an application for or declaration of insolvency (voluntary or compulsory); or
(iv)
any procedure equivalent or similar to the foregoing in any jurisdiction;"

"(c) any action, writ or decision of any Obligor, Group company or third party (including judges and courts) relating to:

(i)
the filing of an application for judicial approval of a restructuring plan;
(ii)
the judicial approval of a restructuring plan;
(iii)
the filing or declaration of insolvency (voluntary or compulsory); or
(iv)
any other proceeding which is equivalent or similar to those listed in the preceding paragraphs;"

2.2.2 The inclusion of a new paragraph (c)(xiv) in Clause 4 of the Standstill Agreement with the following wording:

"(xiv) to keep the Participating Lenders promptly and duly informed regarding the Restructuring process, and to inform them immediately of any developments relating thereto. This obligation includes, without limitation, information regarding the status and progress of any negotiations with any creditor, the structuring of the transaction, and discussions and decisions that are being held or adopted – or are expected to be held or adopted – in relation to the Restructuring process. Furthermore, to immediately inform the Participating Lenders of the content of any agreement or arrangement that may be agreed with any creditor."

"(xiv) keep the Participating Lenders punctually and duly informed about the Restructuring process, as well as immediately informing them of any news in such respect. This undertaking includes, without limitation, information relating to the status and development of any negotiations with any creditor, the structuring of the transaction and any ongoing discussions or decisions – or which are foreseen to be held or adopted – in relation to the Restructuring process. Likewise, immediately inform the Participating Lenders of any agreement which may be reached with any third-party creditor."

2.2.3 As well as the amendments implemented pursuant to the “Letter of Request for Amendment” dated 31 October 2025.

2.3 Consequently, the Standstill Agreement is hereby amended in accordance with the consolidated text attached as Annex 1.

3 CONTINUING OBLIGATIONS

The provisions of the Standstill Agreement, except as amended by this letter, shall remain in full force and effect.

4 INCORPORATION OF TERMS

The provisions of Clause 5 (Confidentiality), Clause 7 (Notifications), Clause 11 (Costs and Expenses) and Clause 13 (Jurisdiction) of the Standstill Agreement shall be incorporated into this letter as if they were included in full therein and as if references to “this Agreement” in those clauses were references to this letter.

5 COPIES

This letter may be drawn up in any number of copies, and these shall have the same effect as if the signatures appearing on the copies were on a single copy of this letter.

6 APPLICABLE LAW

This letter and any non-contractual obligation arising out of or in connection with it shall be governed by Spanish common law.

Annex 1

Consolidated text of the Standstill Agreement

[Intentionally omitted]